Q&A

EATON VANCE LIMITED DURATION INCOME FUND

Proxy Notice

What is this proxy vote about?

Shareholders of the Fund are being asked to attend the Annual Meeting of Shareholders that was adjourned to Friday, March 16, 2012 to vote on the election of the following Class I, Class II and Class III Trustee nominees: Scott E. Eston, Harriett Tee Taggart, Ronald A. Pearlman, Helen Frame Peters and Ralph F. Verni. Mr. Verni is also nominated to serve as Trustee of the Fund’s Auction Preferred Shares.

 How can a shareholder vote?

• Log on to the website noted on your proxy card, enter the control number printed on the card, and vote by following the on-screen prompts.

• Dial the toll-free phone number on the proxy card, enter the control number printed on the card and follow the touchtone prompts.

• Mail in your signed proxy card in the envelope provided.

How should a shareholder vote?
We cannot tell a shareholder how to vote.

We can tell a shareholder that the Board of Trustees recommends that the shareholders of the Fund vote to elect each nominee as Trustee of the Fund.

A shareholder has the option to vote:
• For All
• Withhold All
• For All Except - then choose the individual they don’t want to vote for.

fWhat is a proxy statement and proxy card?
A proxy statement is a document mailed to shareholders that details a proposal which requires shareholder approval before the Fund can implement it. This proposal will be voted on at the annual meeting of the Fund shareholders.

A proxy card is a ballot shareholders sign in order to vote on issues brought forth at the meeting if they are unable to attend the meeting in person (similar to an absentee ballot)
The shareholder(s) should sign the proxy card as the account is registered.

EATON VANCE LIMITED DURATION INCOME FUND

Enclosed, please find proxy materials regarding the Annual Meeting of Shareholders. The meeting has been adjourned until March 16, 2012 at 2:30 p.m. (EST). We urge you to act promptly in order to allow us to obtain a sufficient number of votes to hold the Meeting and avoid the possibility of any further adjournments.

EVERY VOTE COUNTS

You may think your vote is not important, but your participation is critical to hold the Meeting, so please vote immediately. Any additional solicitations are costly and time-consuming. We urge you to vote your proxy now. You and all other shareholders will benefit from your cooperation.

YOUR BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.

Please vote now to be sure your vote is received in time for the

     March 16, 2012 Annual Meeting of Shareholders.

     Thank you for your participation.

Limited Duration Income Fund has made it very easy for you to vote.

Choose one of the following methods:

  Log on to the website noted on your proxy card, enter the control number printed on the card, and vote by following the on- screen prompts.

  Dial the toll-free phone number on the proxy card, enter the control number printed on the card and follow the touchtone prompts.

  Mail in your signed proxy card in the envelope provided.

  If you have any questions or need additional information regarding this proxy, please feel free to contact us at 800-262-1122, Monday through Friday, 8 am to 6pm Eastern time.

Voting takes only a few minutes.

PLEASE VOTE TODAY.

(If you have recently voted, please disregard this notice.)